UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: June 3, 2005

ASSURANT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31978	39-1126612

(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, NY		10005

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 859-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
SIGNATURE

Item 1.01 Entry Into a Material Definitive Agreement

     On June 3, 2005, the Board of Directors of Assurant, Inc. (the “Company”) amended and restated the Assurant, Inc. Directors Compensation Plan (“Plan”). The Plan was amended to make the following changes:

(i)	increase the Base Annual Retainer for non-employee directors to $40,000;

(ii)	increase the Supplemental Annual Retainers to certain committee chairs and members to the following amounts: Audit Committee Chair, $25,000; Audit Committee member, $10,000; Compensation Committee Chair, $7,500, Compensation Committee member, $3,750;

(iii)	provide that the chair of a committee formed in the future will receive a Supplemental Annual Retainer of $5,000, and a member of such committee will receive $2,500;

(iv)	provide that non-employee directors will be reimbursed for expenses related to financial planning in an amount up to $5,000 annually;

(v)	increase the Annual Stock Grant award to shares having a fair market value equal to $60,000;

(vi)	increase the Annual Stock Appreciation Rights (“SAR”) Grant to an amount equal to that number of shares having a fair market value equal to $60,000;

(vii)	the SARs that are issued under the Plan shall (i) be settled in shares of Common Stock of the Company, rather than in cash, (ii) have a term of five years, rather than ten years, and (iii) be immediately vested and exercisable as of the date of grant, but the shares of Common Stock issuable upon exercise of the SARs may not be sold or transferred until the earlier of (a) the fifth anniversary of the date of grant or (b) the first anniversary of the grantee’s termination as a director of the Company for any reason; and

(viii)	in order to comply with the listing requirements of the New York Stock Exchange, the SARs described in the Plan will be issued pursuant to the Assurant, Inc. 2004 Long-Term Incentive Plan.

In addition, the Board of Directors approved the following annual compensation for the Non-Executive Chair of the Board of Directors in addition to and apart from the annual compensation provided for in the Plan:

(i)	the payment of an annual cash retainer of $67,500; and

(ii)	an annual award of shares having a fair market value of $25,000 issued pursuant to the Assurant, Inc. 2004 Long-Term Incentive Plan.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.
Dated: June 7, 2005	By:	/S/ Douglas R. Lowe
		Name:	Douglas R. Lowe
		Title:	Vice President and Corporate Counsel

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